EXHIBIT 10.6

BAYVIEW CONCEPTS PTY. LTD
12% SENIOR PROMISSORY NOTE

Original Principal Amount: U.S.: $4,000,000 US DOLLARS	Issuance Date: December 31, 2007

FOR VALUE RECEIVED, the undersigned, Bayview Concepts Pty. Ltd., an Australian Corporation (the “Company” or “Payor”), having its executive office and principal place of business at 159 Union Road, Surrey Hills 3127 Australia, hereby promises to pay to Global Realty Development Corp. (the “Payee”)  located at 11555 Heron Bay Boulevard, Suite 200, Coral Springs, Fl. 33076 at Payee's address set forth above (or at such other place as Payee may from time to time hereafter direct by notice in writing to Payor), Four Million United States Dollars ($4,000,000), in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts, on or before the first to occur of the following dates: (i): Two Million United States Dollars ($2,000,000) payable January 31, 2008, (the “First Maturity Date”) and Two Million United States Dollars ($2,000,000) payable September 30, 2008, (the “Second Maturity Date”)..

This Note is being issued in connection with the acquisition of five Australian real estate corporations on December 31, 2007.

1. Interest and Payment.

1.1. There is no interest if the Note is paid by January 31, 2008. All payments of principal and interest may be made on or before the appropriate due dates.  The amount of this Note shall bear simple interest at the annual rate (the "Note Rate") of seven (7%) per cent from February 1st., 2008 through September 30th., 2008 and twelve (12%) percent from October 1st., 2008 through the date of payment, if the sale of the Australian real estate corporations is extended and not paid in full on or before September 30th. 2008.

1.2. Interest accrued on this Note shall be paid in cash on the last day of each month and calculated on the basis of actual days.

1.3. All payments made by the Payor on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

1.4. In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding Business Day and interest at the Note Rate shall continue to accrue on any principal amount so affected until the payment thereof is made on such extended due date.

2. Security and Ranking.

2.1. This Note and such other Notes (the “Notes”) being issued pursuant to the Purchase Agreement shall be senior to all current indebtedness of the Company and all subsidiaries in the future.

2.2. The Company shall issue a general corporate guarantee in favor of the Notes.

3. Optional Prepayment.  The principal amount of this Note may be prepaid in whole or in part at any time, at the sole election of the Company, together with unpaid interest thereon accrued through the date of such prepayment.

4. INTENTIONALLY DELETED.

5. Covenants of Payor.

Payor covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole or in part:

5.1. Payor will not sell, transfer or dispose of a material part of its assets or the assets of any of its subsidiaries;

5.2. Payor will not make any loan to any person who is or becomes a shareholder or executive employee of Payor, other than for reasonable advances for expenses in the ordinary course of business;

5.3. Payor will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Payor or such subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Payor or such subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

5.4. Payor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and substantially comply with all laws applicable to Payor as its counsel may advise;

5.5. Payor will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will, from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;

5.6. Payor will keep adequately insured, by financially sound reputable insurers, all property, if any, of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

5.7. Payor will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Payor's Chief Executive Officer or Chief Financial Officer to Payee setting forth the details of such Event of Default or condition or event and the action which Payor intends to take with respect thereto;

5.8. Payor will, and will cause each of its subsidiaries to, at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with sound accounting principles;  and

5.9. Notwithstanding the foregoing, Payor and any subsidiaries of the Payor shall be permitted to incur indebtedness, including, but not limited to as provided in Section 2 herein, in connection with any financing of the Acquisition Securities, so long as any recourse to Payor is subordinated to the claims of Payee.

6. Events of Default.  Each of the following events shall constitute an "Event of Default":

6.1. The dissolution of Payor or any vote in favor thereof by the board of directors and shareholders of Payor;

6.2. Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing;

6.3. Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note as and when the same becomes due and payable; except, in the case of a failure to pay any interest when and as due, in which case only if such failure continues for a period of at least ten (10) Business Days;

6.4. Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation; other than a merger with or into a publicly traded corporation;

6.5. A final judgment for the payment of money in excess of $2,000,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal;

6.6. Payor defaults in the due observance or performance of any covenant, condition or agreement on the part of Payor to be observed or performed pursuant to the terms of this Note (other than the default specified in Section 6.3 above) and such default continues uncured for a period of thirty (30) days after written notice of such default shall have been given to Payor by Payee then, upon the occurrence of any such Event of Default under this Section and any of the sections above and at any time thereafter, Payee shall have the right (at Payee's option), upon delivery of written notice to Payor which expressly identifies the nature of default under this Section or any of the sections above, to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to Payee, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

6.7. Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note as and when the same becomes due and payable (as specified in Section 6.3 above), then the Company will pay the Payee a default interest rate of the Note Rate plus two (2%) per annum on all amounts due and owing until the Event of Default is cured.  The default interest rate shall cease to accrue hereunder as of the date Payor has cured such Event of Default.

6.8. Any event of default occurs on any other senior indebtedness of Payor or subsidiary indebtedness to which the Payor is a guarantor.  Any default occurs under any indebtedness of the Company, exclusive of the Acquisition Securities, that results in redemption of or acceleration prior to maturity of $2,000,000 or more of such indebtedness in the aggregate.

6.9. Payor creates, incurs, assumes or suffers to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, or security interest, mortgage, deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or Payor issues any debt, equity or other instrument which would give the holder thereof, directly or indirectly, a right in any asset of Payor that are senior or superior to any right of the Payee in or to such assets, other than as expressly permitted herein.

7. Replacement of Note.

7.1. In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen.  In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof.  Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.

7.2. Every Note issued pursuant to the provisions of Section 7.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor.

8. Suits for Enforcement and Remedies.  If any one or more Events of Default shall occur and be continuing, the Payee may proceed to (i) protect and enforce Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of Payee.  No right or remedy herein or in any other agreement or instrument conferred upon Payee is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

9. Unconditional Obligation; Fees, Waivers, Other.

9.1. The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

9.2. If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the unpaid amount, all reasonable costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

9.3. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

9.4. This Note may not be modified or discharged (other than by payment or exchange) except by a writing duly executed by Payor and Payee.

9.5. Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.

10. Restriction on Transfer.  This Note has been acquired for investment, and this Note has not been registered under the securities laws of the United States of America or any state thereof.  Accordingly, no interest in this Note may be offered for sale, sold or transferred in the absence of registration and qualification of this Note, under applicable federal and state securities laws or an opinion of counsel of Payee reasonably satisfactory to Payor that such registration and qualification are not required.

11. Miscellaneous.

11.1. The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

11.2. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.

11.3. This Note and the obligations of Payor and the rights of Payee shall be governed by and construed in accordance with the substantive laws of the State of Florida without giving effect to the choice of laws rules thereof.

11.4. This Note shall bind Payor and its successors and assigns.

Bayview Concepts Pty. Ltd., an Australian Corporation

By:	/s/
Name: Roger Davis
Title: Chief Executive Officer